May 5, 2005


via facsimile and U.S. mail

Mr. R.E. Gordon Davis
Chief Executive Officer
Canplats Resources Corporation
999 West Hastings Street, Suite 1180
Vancouver, British Columbia, Canada V6C 2W2


	Re:	Canplats Resources Corporation
		Form 20-F, Filed December 16, 2004
		File No. 0-31190

Dear Mr. Davis:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							H. Roger Schwall
							Assistant Director


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Canplats Resources Corporation
April 27, 2005
page 2




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE